UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 13)*

CVR Partners, LP

(Name of Issuer)

Common Units representing Limited Partner Interests

(Title of Class of Securities)

126633106

(CUSIP Number)

Marisa Beeney

GSO Capital Partners LP

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 8, 2018

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126633106

1	Names of reporting persons GSO ADGM II Nitro Blocker LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,459,542
	8	Shared voting power 0
	9	Sole dispositive power 2,459,542
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,459,542
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.2%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Aiguille des Grands Montets Fund II LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,459,542
	8	Shared voting power 0
	9	Sole dispositive power 2,459,542
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,459,542
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.2%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,118,333
	8	Shared voting power 0
	9	Sole dispositive power 3,118,333
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,118,333
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.8%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Credit-A Associates LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,118,333
	8	Shared voting power 0
	9	Sole dispositive power 3,118,333
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,118,333
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.8%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons GSO Holdings I L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,118,333
	8	Shared voting power 0
	9	Sole dispositive power 3,118,333
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,118,333
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.8%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings II L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 3,118,333
	8	Shared voting power 0
	9	Sole dispositive power 3,118,333
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 3,118,333
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.8%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Capital Partners LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,459,542
	8	Shared voting power 0
	9	Sole dispositive power 2,459,542
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,459,542
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.2%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons GSO Advisor Holdings L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,459,542
	8	Shared voting power 0
	9	Sole dispositive power 2,459,542
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,459,542
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.2%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,459,542
	8	Shared voting power 0
	9	Sole dispositive power 2,459,542
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 2,459,542
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 2.2%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Holdings I/II GP Inc.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 5,577,875
	8	Shared voting power 0
	9	Sole dispositive power 5,577,875
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 5,577,875
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.9%
14	Type of reporting person (see instructions) CO

CUSIP No. 126633106

1	Names of reporting persons The Blackstone Group L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 5,577,875
	8	Shared voting power 0
	9	Sole dispositive power 5,577,875
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 5,577,875
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.9%
14	Type of reporting person (see instructions) PN

CUSIP No. 126633106

1	Names of reporting persons Blackstone Group Management L.L.C.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7	Sole voting power 5,577,875
	8	Shared voting power 0
	9	Sole dispositive power 5,577,875
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 5,577,875
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.9%
14	Type of reporting person (see instructions) OO

CUSIP No. 126633106

1	Names of reporting persons Bennett J. Goodman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 5,577,875
	9	Sole dispositive power 0
	10	Shared dispositive power 5,577,875
11	Aggregate amount beneficially owned by each reporting person 5,577,875
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.9%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons J. Albert Smith III
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 5,577,875
	9	Sole dispositive power 0
	10	Shared dispositive power 5,577,875
11	Aggregate amount beneficially owned by each reporting person 5,577,875
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.9%
14	Type of reporting person (see instructions) IN

CUSIP No. 126633106

1	Names of reporting persons Stephen A. Schwarzman
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO
5	Check box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7	Sole voting power 5,577,875
	8	Shared voting power 0
	9	Sole dispositive power 5,577,875
	10	Shared dispositive power 0
11	Aggregate amount beneficially owned by each reporting person 5,577,875
12	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.9%
14	Type of reporting person (see instructions) IN

This Amendment No. 13 (“Amendment No. 13”) to Schedule 13D relates to the common units (the “Common Units”) representing limited partner interests in CVR Partners, LP, a Delaware limited partnership (the “Issuer”), and amends the initial statement on Schedule 13D filed on April 11, 2016, as amended by Amendment No. 1 to the Schedule 13D filed on July 8, 2016, as amended by Amendment No. 2 to the Schedule 13D filed on January 24, 2017, as amended by Amendment No. 3 to the Schedule 13D filed on February 3, 2017, as amended by Amendment No. 4 to the Schedule 13D filed on February 13, 2017, as amended by Amendment No. 5 to the Schedule 13D filed on February 24, 2017, as amended by Amendment No. 6 to the Schedule 13D filed on March 3, 2017, as amended by Amendment No. 7 to the Schedule 13D filed on June 21, 2017, as amended by Amendment No. 8 to the Schedule 13D filed on December 4, 2017, as amended by Amendment No. 9 to the Schedule 13D filed on December 11, 2017, as amended by Amendment No. 10 to the Schedule 13D filed on December 20, 2017, as amended by Amendment No. 11 to the Schedule 13D filed on January 4, 2018, as amended by Amendment No. 12 to the Schedule 13D filed on January 12, 2018 (as amended, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 13 shall have the same meanings ascribed to them in the Schedule 13D.

Item 2. Identity and Background.

Item 2 of the Schedule 13D is hereby amended by removing references to GSO Cactus Credit Opportunities Fund LP, Steamboat Nitro Blocker LLC, Steamboat Credit Opportunities Intermediate Fund LP, GSO Coastline Credit Partners LP, GSO Palmetto Opportunistic Investment Partners LP, GSO Palmetto Opportunistic Associates LLC, GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd. and GSO SSOMF Nitro Blocker LLC, as such entities are no longer Reporting Persons with respect to securities of the Issuer.

Item 5. Interest in Securities of the Issuer.

Item 5(a) – (b) of the Schedule 13D is hereby amended by amending and restating the first three paragraphs thereof as follows:

(a) – (b) The following disclosure is based upon 113,282,973 Common Units outstanding as of February 20, 2018, as reported by the Issuer in its Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 23, 2018.

Based on this number of outstanding Common Units, the aggregate number and percentage of the Common Units beneficially owned by each Reporting Person and, for each Reporting Person, the number of Common Units as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D.

As of March 8, 2018, GSO ADGM II Nitro Blocker LLC directly holds 2,459,542 Common Units and GSO Credit-A Partners LP directly holds 3,118,333 Common Units.

Item 5(c) of the Schedule 13D is hereby amended and restated as follows:

(c) Except as set forth on Schedule 1 attached hereto, as of March 8, 2018, none of the Reporting Persons effected any transaction in Common Units since January 12, 2018.

Item 5(e) of the Schedule 13D is hereby amended and restated as follows:

(e) As of March 8, 2018, the Reporting Persons ceased to beneficially own more than five percent of the outstanding Common Units.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 12, 2018

GSO ADGM II Nitro Blocker LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Manager

GSO Aiguille des Grands Montets Fund II LP

By:	GSO Capital Partners LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit A-Partners LP

By:	GSO Credit-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Credit-A Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Schedule 13D/A – CVR Partners, LP]

GSO Holdings I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO Capital Partners LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Advisor Holdings L.L.C.

By:	Blackstone Holdings I L.P.,
its sole member

By:	Blackstone Holdings I/II GP Inc.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I L.P.

By:	Blackstone Holdings I/II GP Inc.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Schedule 13D/A – CVR Partners, LP]

Blackstone Holdings II L.P.

By:	Blackstone Holdings I/II GP Inc.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I/II GP Inc.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

The Blackstone Group L.P.

By:	Blackstone Group Management L.L.C.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Bennett J. Goodman

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. Albert Smith III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman
By:	Stephen A. Schwarzman

[Schedule 13D/A – CVR Partners, LP]

SCHEDULE 1

Trading History

As of March 8, 2018, the below reflects the transactions effected by the Reporting Persons.

Date	Nature of Transaction	Common Units	Price per Common Unit	Entity
1/12/2018	Open Market Sale	6,447	$4.0500	GSO ADGM II Nitro Blocker LLC
1/12/2018	Open Market Sale	7,865	$4.0500	GSO Credit-A Partners LP
1/16/2018	Open Market Sale	2,891	$4.0000	GSO ADGM II Nitro Blocker LLC
1/16/2018	Open Market Sale	3,526	$4.0000	GSO Credit-A Partners LP
1/22/2018	Open Market Sale	90,086	$3.8333	GSO ADGM II Nitro Blocker LLC
1/22/2018	Open Market Sale	109,914	$3.8333	GSO Credit-A Partners LP
1/23/2018	Open Market Sale	27,612	$3.7569	GSO ADGM II Nitro Blocker LLC
1/23/2018	Open Market Sale	33,688	$3.7569	GSO Credit-A Partners LP
1/24/2018	Open Market Sale	7,792	$3.7501	GSO ADGM II Nitro Blocker LLC
1/24/2018	Open Market Sale	9,508	$3.7501	GSO Credit-A Partners LP
1/31/2018	Open Market Sale	95,193	$3.4052	GSO ADGM II Nitro Blocker LLC
1/31/2018	Open Market Sale	116,143	$3.4052	GSO Credit-A Partners LP
3/5/2018	Open Market Sale	17,702	$3.7526	GSO ADGM II Nitro Blocker LLC
3/5/2018	Open Market Sale	21,598	$3.7526	GSO Credit-A Partners LP
3/6/2018	Open Market Sale	20,540	$3.7540	GSO ADGM II Nitro Blocker LLC
3/6/2018	Open Market Sale	25,060	$3.7540	GSO Credit-A Partners LP
3/8/2018	Open Market Sale	96,276	$3.7539	GSO ADGM II Nitro Blocker LLC